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                                                                      EXHIBIT 11


                                MID OCEAN LIMITED

                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
          (Thousands of US Dollars except share and per share amounts)


                                                     QUARTER ENDED                          SIX MONTHS ENDED
                                           APRIL 30, 1997      APRIL 30, 1996      APRIL 30, 1997      APRIL 30, 1996
                                           --------------      --------------      --------------      --------------

Net Income                                  $    62,916         $    50,972         $   114,918         $   108,787
                                            ===========         ===========         ===========         ===========

Weighted average ordinary
shares outstanding                           37,843,218          34,619,143          36,904,783          34,587,524

Common share equivalents
associated with options                         302,910           2,369,933             317,464           2,338,476
                                            -----------         -----------         -----------         -----------

Ordinary shares  and ordinary share
equivalents outstanding                      38,146,128          36,989,076          37,222,247          36,926,000
                                            ===========         ===========         ===========         ===========

Earnings per ordinary share
and ordinary share equivalent               $      1.65         $      1.38         $      3.09         $      2.95
                                            ===========         ===========         ===========         ===========
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